Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105

Investor contact
Rick Isaak
VP, Controller, Treasurer and Investor Relations
Furniture Brands
314-862-7117
                             OR
Farah Soi, ICR, 203-682-8200

Media contact: Lisa Hanly,
Furniture Brands
314-290-8954

FURNITURE BRANDS INTERNATIONAL ANNOUNCES NEW CREDIT FACILITY COMPRISED OF A NEW $200 MILLION ASSET BASED LOAN AND A $50 MILLION TERM LOAN

•	New five year Credit Facility provides significant incremental availability and financial flexibility through 2017

•	Over $90 million of excess availability at close after repayment of amounts owed under existing facility and transaction costs

•	Financing provides strong liquidity to fund business improvements and growth initiatives

St. Louis, Missouri, September 27, 2012 - Furniture Brands International (NYSE:FBN) has successfully closed on a new five year secured credit facility comprised of a new $200 million asset-based loan and a $50 million secured term loan. These facilities repay the amounts outstanding under the existing asset-based loan, and after associated closing costs, result in over $90 million of excess borrowing availability.
GE Capital, Bank of America, and Wells Fargo provided the majority of the facility on a fully committed basis and will serve as Joint Lead Arrangers for the $200 million facility. Additionally, this asset-based loan contains an accordion provision that, subject to certain conditions, allows Furniture Brands to expand the asset-based loan by up to $50 million. Pathlight Capital, LLC, a portfolio company of Sycamore Partners, will serve as the Administrative and Collateral Agent of the new $50 million secured term loan and the Junior Capital Division of Wells Fargo Capital Finance, which is a division of Wells Fargo, will act as the Documentation Agent. Both the asset-based loan and the term loan have a maturity date of September 2017 and do not have any principal amortization.
Mr. Ralph Scozzafava, Chairman and CEO, stated, "We are very pleased to have opportunistically accessed the capital markets with a financing package that provides for increased borrowing capacity and greater financial flexibility. We are appreciative of the support from our new and existing lenders and are pleased to have partnered with such a distinguished group of financial institutions. These facilities will allow our Company to continue our future growth and execute on initiatives that will improve our competitiveness and financial performance."
The incremental availability provided by this financing, along with the Company's cash balance, is expected to provide sufficient capital to fund business improvements and growth initiatives and for general corporate purposes, as needed. The Company will incur increased interest expense associated with the new facility as well as approximately $8 million in closing costs, which will be expensed over the five year loan period. For additional information on these facilities and the specific terms of the agreements, please reference the Company's report on Form 8-K filed with the SEC on September 27, 2012.
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About Furniture Brands

Furniture Brands International, Inc. (NYSE:FBN) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including its own Thomasville retail stores and through interior designers, multi-line, independent retailers and mass merchant stores.  Furniture Brands' portfolio includes some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith and La Barge. To learn more about the company, visit: furniturebrands.com.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, ” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors'' in our Annual Report on Form 10-K for the year ended December 31, 2011, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources or our inability to secure additional financing to meet our operating and capital needs; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.